Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Terry Huch Senior Director, Investor Relations and Corporate Communications
847-405-2515 — THuch@cfindustries.com

CF Industries Holdings, Inc. Reports Net Earnings Of $38.5 Million, Or

$0.78 Per Diluted Share, For Third Quarter 2009

Nimbleness again the key as exports rise to the highest third quarter level in public company history

Results include $0.02 per share after-tax gains from mark-to-market adjustments and $0.21 per share after-tax costs related to proposed business combination and Perú project development

Third Quarter Highlights

•                 Net earnings attributable to common stockholders were $38.5 million, or $0.78 per diluted share, down from $47.1 million, or $0.82 per share, in third quarter 2008.  Third quarter results included $1.9 million in non-cash, pre-tax  gains, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives and $18.7 million pre-tax, or $0.21 per diluted share on an after-tax basis, for proposed business combination and Perú project development costs.  Earnings in the year-ago quarter were impacted by large negative mark-to-market adjustments on natural gas derivatives.

•                  Net sales were $430.1 million, down 58 percent from third quarter 2008.

•                 Net debt (net cash) was $(574.7) million at September 30, 2009 versus $(846.1) million at June 30, 2009.  The decrease was due largely to open market purchases of the common shares of Terra Industries (NYSE: TRA) during the quarter.

•                 Despite mixed market conditions, nitrogen segment volume declined by only three percent as lower domestic sales were largely offset by exports.  Total phosphate segment volume rose nine percent, reflecting the sale of purchased potash.

•                 CF Industries’ flexible production and transportation capabilities allowed the company to export record volumes for the third quarter and adjust supply logistics in response to unusual pricing differentials.

Outlook

•                 The company is prepared for a reasonably good fall application season (weather permitting) and solid spring demand due to attractive corn farming economics and needed restocking in the downstream fertilizer channels.

Deerfield, Illinois — (BusinessWire) — October 26, 2009:  CF Industries Holdings, Inc. (NYSE: CF) today reported third quarter 2009 net earnings attributable to common stockholders of $38.5 million, or $0.78 per diluted share.  This represents an 18 percent decrease from the $47.1 million, or $0.82 per diluted share, the company reported in the third quarter of 2008.  The third quarter is typically the lowest-volume quarter of the year for domestic fertilizer demand.

“We are pleased with what we accomplished in a difficult industry environment this quarter,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.

“Domestic distributors and retailers remain hesitant to carry inventory because of the write-downs they experienced as prices fell last winter.  Still, we achieved total sales volume that was about equal to the third quarter of last year,” Wilson noted.

Responding to weak demand, CF Industries again demonstrated its nimbleness and flexibility by exploiting opportunities to improve profitability in a changing market.

•                 The company’s enhanced international marketing capabilities for both nitrogen and phosphate products contributed favorably to average price realizations in the quarter.  Exports of 287,000 tons amounted to the largest export volume for the third quarter in CF Industries’ history as a public company.  During the quarter, the company exported 155,000 tons of phosphate to markets primarily in Central and South America and 132,000 tons of urea ammonium nitrate (UAN) solution and granular urea to Europe and South America.

•                 The company’s strategic decision in the second quarter to de-emphasize forward sales and increase exposure to spot prices for fertilizer sales and natural gas purchases paid off as natural gas prices in North America reached recent historic lows.

•                 The company acted quickly to adjust production levels to market conditions, resulting in comfortable quarter-end inventory levels positioned to meet fall demand.

For the quarter, net sales totaled $430.1 million, representing a decrease of 58 percent from third quarter 2008 that resulted from lower price realizations for all products.  The third quarter sales total included $30 million in sales of previously purchased potash.  There were no potash sales in the previous year.

Gross margin was $124.0 million, up 3 percent from $120.9 million in the year-earlier quarter.  Nitrogen segment gross margin increased by $172.4 million while phosphate segment gross margin declined by $169.3 million from the level reached during last year’s pricing peak.  Nitrogen gross margin in the year-ago quarter was impacted by large mark-to-market losses.

Third quarter results included $1.9 million in non-cash, pre-tax gains, or $0.02 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $251.0 million in non-cash, pre-tax losses, or $2.88 per diluted share on an after-tax basis, from mark-to-market adjustments included in third quarter 2008 results.

Third quarter results also included $18.7 million of proposed business combination and Perú project development costs, or $0.21 per diluted share on an after-tax basis.  The business combination costs are associated with CF Industries’ proposed business combination with Terra Industries and costs associated with responding to Agrium Inc.’s offer for CF Industries.  The project development costs are related to the company’s proposed nitrogen complex in Perú.  Results in the year-earlier quarter included $0.3 million in project development costs.

Nine Month Comparisons

Net earnings attributable to common stockholders totaled $314.2 million, or $6.38 per diluted share, including $1.01 per diluted share of positive mark-to-market adjustments.  In the year-ago period, net earnings attributable to common stockholders totaled $494.5 million, or $8.59 per diluted share, including $1.10 per diluted share of negative mark-to-market adjustments.

Net sales for the first nine months of 2009 totaled $2.10 billion, down 26 percent from $2.85 billion in the same period of 2008.  The decline resulted primarily from lower price realizations for most products, offset in part by increased phosphate and potash sales volume.

Gross margin for the first nine months of 2009 totaled $713.3 million, down 17 percent from $862.0 million in the year-ago period.  Year-to-date gross margin included a non-cash, pre-tax gain of $84.8 million from mark-to-market adjustments on natural gas derivatives, compared to a non-cash, pre-tax loss of $98.2 million in the first nine months of 2008.

The company’s results for the first nine months also included $53.1 million of proposed business combination and Perú project development costs, or $0.64 per diluted share on an after tax basis.

Nitrogen Fertilizer Segment

During the quarter, nitrogen market conditions varied by product.  Global ammonia prices rebounded from lows in the second quarter, but prices in the Midwest failed to keep pace because inventories were higher than normal after a shortened direct application season in the spring.  Industry prices for urea rose early in the quarter, but finished the quarter lower.  UAN traded considerably lower as buyers remained cautious, showing reluctance to fill storage amid future price uncertainty.  In light of low domestic prices, CF Industries chose to export significant quantities of UAN and urea.

Despite these mixed market conditions, nitrogen segment volume declined by only 3 percent from the year-earlier period, to 1.2 million tons.  Net sales totaled $276.1 million, down 54 percent from $599.1 million in the 2008 third quarter.  The quarter’s volume included approximately 132,000 tons of UAN and urea exports.

Gross margin for the nitrogen segment was $101.9 million, compared to $(70.5) million in last year’s quarter when large negative mark-to-market adjustments were incurred due to falling natural gas prices.  Gross margin as a percent of sales, including the effect of the segment’s mark-to-market gains on derivatives, was 37 percent in the quarter.  The average price of natural gas at Henry Hub in the third quarter of 2009 declined to $3.15/MMBtu, from $9.02 /MMBtu in the year-earlier quarter.  At AECO, the average price of natural gas declined in the third quarter of 2009 to $2.68/MMBtu from $7.56/MMBtu in the third quarter of 2008.

Compared to the second quarter of 2009, CF Industries’ average urea selling prices declined by 12 percent, and average ammonia and UAN prices declined by approximately 50 percent.  Over the same period, the company’s realized cost of natural gas fell by approximately 31 percent, while average cash prices at AECO (Alberta) and Henry Hub (Louisiana) declined by 10 and 15 percent, respectively.

“This quarter we benefited from having reduced bookings under our Forward Pricing Program (FPP), which increased our exposure to spot prices for natural gas,” said Wilson.

CF Industries’ nitrogen complexes operated at 89 percent of capacity during the third quarter and entered the fourth quarter operating at similar rates.

Nitrogen sales under the company’s FPP totaled 0.4 million tons during the quarter, representing 36 percent of nitrogen sales volume.  In the year-earlier quarter, FPP sales accounted for 75 percent of segment sales.

Phosphate Fertilizer Segment

Phosphate segment net sales were $154.0 million, a 63 percent decrease from third quarter 2008 levels.  Volume was 497,000 tons, up 9 percent from 457,000 tons in the year-earlier quarter reflecting sales of 58,000 tons of previously purchased potash during the quarter.  With these sales, the company has eliminated its inventory of potash.  Domestic phosphate volume was higher than the previous and year-ago quarters, but it was sold at lower prices.

Phosphate segment gross margin of $22.1 million was down from $191.4 million in third quarter 2008, due primarily to significantly lower price realizations.  As a percent of sales, gross margin for diammonium phosphate (DAP) and monoammonium phosphate (MAP) was 17 percent and gross margin for potash was 3 percent.  For the segment, gross margin was 14 percent of sales, compared to 45 percent in the year-earlier period.  There were no potash sales in the comparable 2008 quarter.

The company realized an average price of $281 per ton for DAP, down 8 percent sequentially and down 70 percent from the prior year’s quarter.

Input costs for phosphates were sharply lower than in the year-ago quarter, but were mixed compared to the second quarter of 2009.  Tampa delivered prices for sulfur remained at historically low levels near $10 per long ton, compared to more than $600 per long ton in the third quarter of 2008.  Prices for ammonia at Tampa rose unexpectedly during the quarter, resulting in unusual price differentials relative to Midwest pricing.  The company’s flexible production facilities and advantageous port locations allowed it to exchange Donaldsonville produced ammonia for Tampa delivery.

The company’s Plant City, Florida Phosphate Complex operated at 85 percent of capacity during the third quarter, reflecting a significantly reduced operating rate during the month of July.  The complex was running at full planned rates at the end of the quarter given our maintenance schedule.

Phosphate sales under the company’s FPP totaled approximately 61,000 tons during the quarter, representing 12 percent of segment volume, down from 237,000 tons sold or 52 percent of segment volume in the third quarter 2008.

Liquidity and Financial Position

At September 30, 2009, the company’s cash, cash equivalents and short-term investments totaled approximately $702.6 million, compared to $625.0 million at December 31, 2008.  CF Industries also held investments in illiquid auction rate securities (ARS) that were valued at $139.5 million, compared to $177.8 million at December 31, 2008.  During the third quarter, a nominal amount of ARS were redeemed at par, and the unrealized holding loss on the remaining ARS declined by approximately $3.8 million due primarily to higher valuations for these securities as the credit spread over treasury yields for these securities declined.

In addition, the company held investments in marketable equity securities of $242.2 million, reflecting its purchase of a 7 percent stake in Terra Industries during the quarter. This investment is carried at market value, with changes in value recognized on the balance sheet in equity rather than in net earnings.

Dividend Payment

On October 22, 2009, the Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on November 30, 2009 to stockholders of record on November 16, 2009.

Safety Performance

During the quarter, the company’s Donaldsonville, Louisiana Nitrogen Complex surpassed four million man-hours (nearly eight years) without a lost time accident (LTA).  Also during the quarter, the company’s Bartow complex, which is currently being dismantled, surpassed ten years without an LTA.

The company’s nitrogen complex in Medicine Hat, Alberta, was recognized by the government of Alberta as a Work Safe Alberta 2008 Best Safety Performer.

After more than 1.75 million man-hours (nearly 5 years) without an LTA, the company’s Hardee County Phosphate Mine and Beneficiation Plant incurred an LTA in the third quarter.

Perú Nitrogen Complex

CF Industries continues to make significant progress on its proposed nitrogen complex in Perú.  On October 13, the company announced that it had signed an agreement for the supply of natural gas to the complex under an advantageous pricing structure.  Work continues on the front-end engineering and design (FEED) study, the environmental impact assessment and the financing plan, which are expected to lead to a final decision on the project in early 2010.  During the third quarter, the company incurred $15.5 million in Perú project development costs.

Outlook

The company continues to have a positive outlook for the factors affecting North American fertilizer producers, including tight world grain stocks, favorable farm economics for corn production, strong foreign currencies, a need to replenish nutrients used in the large North American crop this year and low downstream fertilizer inventories worldwide.

“Weather challenges in harvesting this year’s crop underscore the value of planting early, and direct application of anhydrous ammonia in the fall is a key enabler for early planting,” said Wilson.  “If the weather cooperates, we could still see a reasonably good fall application season.  Even if it does not, we are set up for a very strong spring because of our balance in all three nitrogen fertilizer products,” he continued.

As of September 30, 2009, the company’s inventories for all products except urea were below year-ago levels.  Inventories at the wholesale, distributor and retail level also are believed to be low, presaging restocking activity in the upcoming quarters.  In recent months, North American prices for urea and UAN have not been sufficient to attract imports needed to support the spring fertilizer season.  Imports of urea and UAN for the first two months of fertilizer year 2010 were 44 and 60 percent lower than the average of the previous five years for the same period.

Wilson commented, “Supported by growing protein demand around the world and positive margins for ethanol producers in the U.S., strong global demand for coarse grains will continue, keeping grain stocks tight.  Higher yields will be required to meet demand in upcoming years, which means that fertilizer application rates must remain strong.”

FPP Update and Forward Natural Gas Position

As of September 30, 2009, FPP bookings for the remainder of 2009 and 2010 stood at 0.7 million tons, compared to 2.6 million tons at a similar point last year.  These low levels reflect the company’s decision in the second quarter to de-emphasize forward sales and the hesitancy of buyers to commit in the current environment.

CF Industries’ forward natural gas positions as of September 30, 2009 cover approximately 27 percent of nitrogen capacity in October 2009 and a negligible amount thereafter.  Roughly half of the October positions relate to FPP orders.

Conference Call

CF Industries will hold a conference call to discuss third quarter and year-to-date results at 10:00 a.m. Eastern Time on Tuesday, October 27, 2009.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.  Additional information about the company and its performance can be found on its Web site at www.cfindustries.com.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.”  All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business and the agricultural sector; changes in global fertilizer supply and demand and its impact on the selling price of our products; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; the international credit crisis and global recession; credit losses from counterparties to our natural gas swap contracts due to the credit and economic crisis; and the other risks and uncertainties included from time to time in our filings with the SEC.  Except as required by law, we undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions, except per share amounts)
Net sales	$430.1	$1,020.8	$2,101.7	$2,849.1
Cost of sales	306.1	899.9	1,388.4	1,987.1
Gross margin	124.0	120.9	713.3	862.0
Selling, general and administrative	15.1	16.7	47.0	53.0
Other operating - net	19.1	1.6	57.6	2.7
Operating earnings	89.8	102.6	608.7	806.3
Interest income - net	(1.7)	(6.3)	(3.0)	(20.6)
Other non-operating - net	—	3.4	(0.4)	(1.4)
Earnings before income taxes and equity in earnings (loss) of unconsolidated affiliates	91.5	105.5	612.1	828.3
Income tax provision	32.1	27.5	220.1	274.2
Equity in earnings (loss) of unconsolidated affiliates - net of taxes	0.6	(1.4)	(0.8)	7.5
Net earnings	60.0	76.6	391.2	561.6
Less: Net earnings attributable to noncontrolling interest	21.5	29.5	77.0	67.1
Net earnings attributable to common stockholders	$38.5	$47.1	$314.2	$494.5
Net earnings per share attributable to common stockholders
Basic	$0.79	$0.83	$6.49	$8.76
Diluted	$0.78	$0.82	$6.38	$8.59
Weighted average common shares outstanding
Basic	48.5	56.7	48.4	56.5
Diluted	49.3	57.7	49.2	57.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2009	2008	2008
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$497.5	$625.0	$828.4
Short-term investments	205.1	—	323.8
Accounts receivable	143.3	175.1	154.0
Inventories - net	219.6	588.6	617.2
Prepaid income taxes	—	26.3	81.7
Deferred income taxes	—	—	0.6
Other	19.3	18.2	35.8
Total current assets	1,084.8	1,433.2	2,041.5
Property, plant and equipment - net	766.9	661.9	665.1
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	36.5	28.8	28.7
Investments in and advances to unconsolidated affiliates	46.4	44.8	49.3
Investments in auction rate securities	139.5	177.8	190.2
Investment in marketable equity securities	242.2	—	—
Other assets	39.9	40.2	42.8
Total assets	$2,357.1	$2,387.6	$3,018.5

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$140.0	$207.9	$230.0
Income taxes payable	9.0	14.1	—
Customer advances	123.3	347.8	578.1
Notes payable	4.6	4.1	—
Deferred income taxes	49.5	52.1	—
Distributions payable to noncontrolling interest	—	106.0	27.0
Other	2.7	86.1	125.3
Total current liabilities	329.1	818.1	960.4
Notes payable	—	—	4.6
Deferred income taxes	64.0	6.2	115.2
Other noncurrent liabilities	204.7	212.6	161.7
Equity
Stockholders’ equity	1,658.9	1,338.1	1,696.3
Noncontrolling interest	100.4	12.6	80.3
Total equity	1,759.3	1,350.7	1,776.6
Total liabilities and equity	$2,357.1	$2,387.6	$3,018.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions)
Operating Activities:
Net earnings	$60.0	$76.6	$391.2	$561.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	27.0	24.3	73.3	75.7
Deferred income taxes	4.0	14.5	49.6	54.2
Stock compensation expense	1.7	2.1	4.7	6.6
Excess tax benefit from stock-based compensation	(3.5)	(13.6)	(4.4)	(23.8)
Unrealized loss (gain) on derivatives	(1.9)	251.0	(84.8)	98.2
Inventory valuation allowance	(25.0)	—	(57.0)	—
Loss (gain) on disposal of property, plant and equipment	(0.4)	(4.3)	0.4	(5.9)
Equity in loss (earnings) of unconsolidated affiliates - net of taxes	(0.6)	1.4	0.8	(7.5)
Changes in:
Accounts receivable	2.6	18.3	43.0	(9.9)
Margin deposits	—	(19.1)	11.3	(22.5)
Inventories	20.2	(249.2)	427.3	(386.6)
Prepaid product and expenses	0.6	23.4	(3.0)	15.3
Accrued income taxes	(9.9)	(170.0)	26.6	(58.7)
Accounts payable and accrued expenses	(35.1)	(47.0)	(67.4)	23.5
Product exchanges - net	(7.8)	12.2	(7.7)	7.3
Customer advances - net	52.4	164.7	(224.5)	272.3
Other - net	(1.0)	12.1	(8.9)	14.1
Net cash provided by operating activities	83.3	97.4	570.5	613.9
Investing Activities:
Additions to property, plant and equipment	(54.5)	(38.5)	(181.4)	(111.3)
Proceeds from the sale of property, plant and equipment	3.6	4.9	8.9	7.4
Purchases of short-term and auction rate securities	(149.9)	(283.5)	(254.9)	(638.2)
Sales and maturities of short-term and auction rate securities	50.9	228.4	103.3	607.0
Purchases of marketable equity securities	(247.2)	—	(247.2)	—
Deposit to asset retirement obligation escrow account	—	—	(7.5)	(6.2)
Other - net	(2.5)	—	(2.5)	1.2
Net cash used in investing activities	(399.6)	(88.7)	(581.3)	(140.1)
Financing Activities:
Dividends paid on common stock	(4.9)	(5.6)	(14.5)	(16.9)
Distributions to noncontrolling interest	—	—	(112.3)	(28.4)
Issuances of common stock under employee stock plans	1.8	5.9	2.9	9.9
Excess tax benefit from stock-based compensation	3.5	13.6	4.4	23.8
Net cash provided by (used in) financing activities	0.4	13.9	(119.5)	(11.6)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	—	2.8	(0.3)
Increase (decrease) in cash and cash equivalents	(318.6)	22.6	(127.5)	461.9
Cash and cash equivalents at beginning of period	816.1	805.8	625.0	366.5
Cash and cash equivalents at end of period	$497.5	$828.4	$497.5	$828.4

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$276.1	$599.1	$1,487.3	$1,885.5
Cost of sales	174.2	669.6	812.8	1,396.5
Gross margin	$101.9	$(70.5)	$674.5	$489.0
Gross margin percentage	36.9%	(11.8)%	45.4%	25.9%

Tons of product sold (in thousands)	1,238	1,282	4,381	4,666

Sales volumes by product (tons in thousands) (1)
Ammonia	164	111	778	717
Urea	495	547	1,942	2,001
UAN	570	615	1,618	1,912
Other nitrogen fertilizers	9	9	43	36

Average selling prices (dollars per ton)
Ammonia	$355	$571	$596	$513
Urea	260	596	313	456
UAN	155	339	255	314

Cost of natural gas (dollars per MMBtu) (2)
Donaldsonville	$3.57	$10.48	$5.37	$9.18
Medicine Hat	2.66	7.72	4.24	8.07

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$3.15	$9.02	$3.80	$9.64
AECO (Alberta)	2.68	7.56	3.22	8.50

Depreciation and amortization	$14.9	$13.5	$43.2	$43.1
Capital expenditures	$40.4	$25.5	$127.6	$59.6

Production volume by product (tons in thousands)
Ammonia (3) (4)	818	771	2,294	2,409
Granular urea (3)	514	518	1,736	1,716
UAN (28%)	625	546	1,705	1,912

(1) Sales volume by product figures for the three and nine months ended September 30, 2009, include export sales of 12,000 and 36,000 tons for Urea and 120,000 and 275,000 tons for UAN, respectively.  There were no nitrogen exports in the comparable periods of 2008.

(2) Includes gas purchases and realized gains and losses on gas derivatives.

(3) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Viterra, the noncontrolling interest holder of Canadian Fertilizers Limited.

(4) Gross ammonia production, including amounts subsequently upgraded on-site into Urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions, except as noted)
Net sales	$154.0	$421.7	$614.4	$963.6
Cost of sales	131.9	230.3	575.6	590.6
Gross margin	$22.1	$191.4	$38.8	$373.0
Gross margin percentage	14.4%	45.4%	6.3%	38.7%

Gross margin by product
DAP/MAP	$21.3	$191.4	$72.8	$373.0
Potash	0.8	—	(34.0)	—

Gross margin percentage by product
DAP/MAP	17.2%	45.4%	13.9%	38.7%
Potash	2.6%	—	(37.9)%	—

Tons of product sold (in thousands)	497	457	1,698	1,383

Sales volumes by product (tons in thousands)
DAP	332	404	1,246	1,167
MAP	107	53	288	216
Potash	58	—	164	—

Domestic vs. export sales (tons in thousands)
Domestic	342	277	997	1,037
Export	155	180	701	346

Average selling prices (dollars per ton)
DAP	$281	$943	$338	$715
MAP	283	771	357	600
Potash	527	—	548	—

Depreciation, depletion, and amortization	$11.5	$10.1	$28.4	$30.1
Capital expenditures	$13.9	$12.8	$53.4	$50.4

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	914	871	2,268	2,724
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	600	669	1,681	1,892
Phosphoric acid as P2O5 (1)	223	262	671	761
DAP/MAP	443	526	1,336	1,522

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
	(in millions)
Net earnings attributable to common stockholders	$38.5	$47.1	$314.2	$494.5
Interest income - net	(1.7)	(6.3)	(3.0)	(20.6)
Income tax provision	32.1	27.5	220.1	274.2
Depreciation, depletion and amortization	27.0	24.3	73.3	75.7
Less: Loan fee amortization (1)	(0.2)	(0.2)	(0.4)	(0.4)
EBITDA	$95.7	$92.4	$604.2	$823.4

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings attributable to common stockholders plus (less) interest expense (income)—net, income tax provision and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	September 30,	December 31,	September 30,
	2009	2008	2008
	(in millions)
Total debt	$4.6	$4.1	$4.6
Less: cash, cash equivalents and short-term investments	702.6	625.0	1,152.2
Plus: customer advances	123.3	347.8	578.1
Net debt (net cash)	$(574.7)	$(273.1)	$(569.5)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its noncontrolling interest holder.  We use net debt (net cash) in the evaluation of our capital structure. Our noncurrent investments in auction rate securities are not included in the calculation of net debt (net cash).